EXHIBIT 99.1 -- Independant Accountant's Servicing Report for the year ended


a)

[ERNST & YOUNG logo]

                      Ernst & Young LLP            Phone: (720) 931-4000
                      Suite 3300                   Fax:   (720) 931-4444
                      370 17th Street              www.ey.com
                      Denver, Colorado 80202-5663







                  Report of Independent Accountants



Board of Directors
Aurora Loan Services Inc.


We have examined management's assertion, included in the accompanying report titled Report of Management, that Aurora Loan Services Inc. (the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the year ended November 30, 2004. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the year ended November 30, 2004 is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, the U.S. Department of Housing and Urban Development, the Government National Mortgage association, and the Company's private investors and is not intended to be and should not be used by anyone other than these specified parties.


                                          /s/ Ernst & Young LLP


February 11, 2005

b)

[PRICEWATERHOUSECOOPERS logo]
                                          PricewaterhouseCoopers LLP
                                          222 Lakeview Avenue
                                          Suite 360
                                          West Palm Beach, FL 33401
                                          Telephone (561) 832 0038
                                          Facsimile (561) 805 8181


  Independent Registered Certified Public Accountant's Report


To the Board of Directors of
Ocwen Federal Bank FSB


We have examined management's assertion included in the accompanying Management Assertion on Compliance with USAP, that, except for the noncompliance related to reconciliations described in the third paragraph and the noncompliance related to adjustable rate mortgages described in the fifth paragraph, Ocwen Federal Bank FSB (the "Bank") complied with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2004. Management is responsible for the Bank's compliance with those minimum servicing standards.
Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we consider necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

Our examination disclosed noncompliance with minimum servicing standards related to account reconciliations and adjustable rate mortgages applicable to the Bank during the year ended December 31, 2004. Such noncompliance is described in the accompanying Management Assertion on Compliance with USAP.

In our opinion, management's assertion that the Bank complied with the aforementioned minimum servicing standards, except for noncompliance as described in the accompanying Management
Assertion on compliance with USAP, as of and for the year ended
December 31, 2004 is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP

March 29, 2005

c)

[KPMG logo]
		KPMG LLP
		55 Second Street
		San Francisco, CA 94105


		Independent Accountants' Report


The Board of Directors
Wells Fargo Bank, N.A.:


We have examined management's assertion, included in the accompanying Assertion of Management of Wells Fargo Bank, N.A. (the "Bank"), as servicer complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation
Program for Mortgage Bankers, except for the minimum servicing standards I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, as of and for the year ended December 31, 2004. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.


Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with minimum servicing standards over mortgage payments applicable to the Bank as of and for the year ended December 31, 2004: In seven of forty-five payments tested, we noted that the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents.


In our opinion, except for the material noncompliance described in the third paragraph, Wells Fargo Bank, N.A., as servicer, complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004.

			/s/  KPMG LLP


February 28, 2005

d)

[PRICEWATERHOUSECOOPERS logo]
                                          PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers Center
                                          300 Madison Avenue
                                          New York NY 10017
                                          Telephone (646) 471 3000
                                          Facsimile (813) 286 6000


                   Report of Independent Auditors


To the Board of Directors and Stockholder of Chase Home Finance LLC:


We have examined management's assertion about Chase Home Finance LLC's (formerly known as Chase Manhattan Mortgage Corporation) (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2004 included in the accompanying management assertion
(see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP

March 11, 2005

e)

[Deloitte logo]
              Deloitte & Touche LLP
              750 College Road East
              3rd Floor
	      Princeton, NJ 08540
              USA
	      Tel:+1 609 514 3600
	      www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Cendant Mortgage Corporation:

We have examined Cendant Mortgage Corporation's (the "Company") compliance with its established minimum servicing standards described in the accompanying Management's Assertion, dated February 28, 2005, as of and for the year ended December 31, 2004. Management is responsible for compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

Our examination disclosed the following instance of material noncompliance with the reconcilliation of custodial bank accounts applicable to the Company during the year ended December 31, 2004. The Company did not comply with the requirement to prepare custodial bank account reconcilliations within 45 calendar days after the cutoff date and the requirement to resolve reconciling items within 90 calendar days of their original identification as specified by their minimum servicing standards.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004, as set forth in Appendix I.




/s/ Deloitte & Touche LLP
February 28, 2005



APPENDIX I
MINIMUM SERVICING STANDARDS AS SET FORTH
IN THE MORTGAGE BANKERS ASSOCIATION OF AMERICA'S
UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

I.	CUSTODIAL BANK ACCOUNTS


1.	Reconciliations shall be prepared on a monthly
	basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall: be mathematically accurate;
	be prepared within forty-five (45) calendar days after the cutoff date;
	be reviewed and approved by someone other than the person who prepared the reconciliation; and document explanations for reconciling items.
	These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced
	in cases where there is an overdraft in an investor's or a mortgagor's account.

3.	Each custodial account shall be maintained at
	a federally insured depository institution in trust for the applicable investor.

4.	Escrow funds held in trust for a mortgagor shall
	be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.


II.	MORTGAGE PAYMENTS

1.	Mortgage payments shall be deposited into the
	custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Mortgage payments made in accordance with the
	mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3.	Mortgage payments shall be allocated to principal,
	interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.	Mortgage payments identified as loan payoffs
	shall be allocated in accordance with the mortgagor's loan documents.


III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf
	of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or
	investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3.	Tax and insurance payments shall be made on or
	before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.	Any late payment penalties paid in conjunction
	with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5.	Amounts remitted to investors per the servicer's
	investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6.	Unused checks shall be safeguarded so as to
	prevent unauthorized access.


IV.	INVESTOR ACCOUNTING AND REPORTING

1.	The servicing entity's investor reports shall
	agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.


V.	MORTGAGOR LOAN ACCOUNTING

1.	The servicing entity's mortgage loan records shall
	agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on ARM loans shall be computed based
	on the related mortgage note and any ARM rider.

3.	Escrow accounts shall be analyzed, in accordance
	with the mortgagor's loan documents, on at least an annual basis.

4.	Interest on escrow accounts shall be paid, or
	credited, to mortgagors in accordance with the applicable state laws.


VI.	DELINQUENCIES

1.	Records documenting collection efforts shall
	be maintained during the period a loan is in default and shall be updated at least monthly.
	Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary
	(e.g., illness or unemployment).


VII.	INSURANCE POLICIES

1.	A fidelity bond and errors and omissions
	policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.